Wonder Auto Announces Its Financial Restatements to FY2008 and FY2009

JINZHOU CITY, China, March 1, 2011 — Wonder Auto Technology, Inc. (Nasdaq: WATG; "Wonder Auto" or "the Company"), a leading manufacturer of automotive electrical parts, safety products, suspension products and engine accessories in China, today announced that the Company has concluded on February 23, 2011 that its financial statements as of and for the years ended December 31, 2008 and 2009, included in its Annual Report on Form 10-K for the year ended December 31, 2009, as well as the financial statements included in its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30 during each of the years 2008 and 2009, should no longer be relied upon due to a cutoff error regarding timing of revenue in such periods. The Company is continuing to evaluate the impact of the cutoff errors on its quarterly reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2010.  Although the Company has not completed its analysis, it currently is expected that the net effect of these adjustments on the Company’s financial statements will be an increase in revenues and income in 2008 and 2009 for the reasons described below.

Historically, the Company has disclosed in its Annual Report that “revenue from sales of its products is recognized when the significant risks and rewards of ownership have been transferred to the buyer at the time when the products are put into use by its customers, the sales price is fixed or determinable and collection is reasonably assured.”  During 2008 and 2009, two of the company’s significant subsidiaries recorded period sales and cost of sales based on when usage reports were provided by the customers. The periods covered by the usage reports, however, did not always exactly correspond to the financial reporting periods. As a result of these cut-off errors, sales, cost of sales and net income for individual financial reporting periods (annually and quarterly) have been misstated. The Company and its subsidiaries are implementing accounting procedures designed to permit the Company to report its financial results consistent with U.S. Generally Accepted Accounting Principles (“GAAP”). As a result of these changes, the Company’s revenue for 2008 and 2009 is expected to increase from what previously was reported as a result of the shifting of revenue from 2009 to 2008 and from 2010 to 2009.  The Company’s net income for 2009 and 2008 also are expected to increase as a result of these changes.  In addition, the Company continues to expect to meet the previously announced guidance for revenue and profit in its press release dated November 9, 2010.

Timing of Restatement and Filing of Annual Report on Form 10-K for Fiscal Year Ended December 31, 2010

The Company remains committed to completing its analysis at the earliest possible time. The accounting analysis is ongoing and the scope and nature of the potential adjustments is subject to continuing review; therefore, management may have further assessments of these and any other transactions it reviews and consequently, the final financial results may vary materially from this preliminary report. Management and the Audit Committee discussed these matters with the Company’s current independent registered public accounting firm, PricewaterhouseCoopers Zhong Tian CPAs Limited Company and PKF Certified Public Accountants, the Company’s previous independent registered public accounting firm.  The Company intends to engage PricewaterhouseCoopers Zhong Tian CPAs Limited Company to re-audit the Company’s consolidated financial statements for the years ended December 31, 2008 and 2009.

“We are excited to have engaged PricewaterhouseCoopers Zhong Tian CPAs Limited Company (“PWC Zhong Tian”), one of the leading accounting firms in China.  We look forward to working with PWC Zhong Tian as we take actions to strengthen our accounting and reporting procedures and are optimistic that such improvements will enhance the Company’s corporate governance moving forward,” commented Qingjie Zhao, Chief Executive Officer and Chairman.

“We regret that the cutoff error occurred; however, it should not impact our ability to meet our 2011 guidance. We are proud of our position as a leader in corporate governance in the Chinese auto parts manufacturing marketplace, and we look forward to continuing to enhance our systems and procedures” said Chairman and Chief Executive Officer Qingjie Zhao. “We are working hard and are giving full cooperation to PwC Zhong Tian in order to ensure that the re-audit can be accomplished as quickly as possible,” continued Mr. Zhao, “and we look forward to sharing our full-year results for 2010 fiscal year with our shareholders at the earliest possibility.”

Safe Harbor Statement

This current report on Form 8-K includes certain statements that are not descriptions of historical facts, but are forward-looking statements.  Such statements include, among others, those concerning the proposed adjustments to the financial statements for the years ended December 31, 2008 and 2009 and each of the quarters ended March, June and September 2008 and 2009.  Forward-looking statements can be identified by the use of forward-looking terminology such as “will,” “expect,” “may,” “should,” “anticipate,” “future,” “intend,” “is/are likely to,” “proposed,” “estimate” or similar expressions. Such information is based upon assumptions and expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions and expectations are inherently subject to uncertainties and contingencies beyond our control and based upon premises with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this report. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Quarterly Reports on 10-Q and Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC’s electronic data gathering analysis retrieval system at http://www.sec.gov. All information provided in this current report and in the attachments is as of the date of this current report.

About Wonder Auto

Wonder Auto Technology, Inc. is a Nevada holding company with operating subsidiaries in China primarily engaged in the business of designing, developing, manufacturing and selling automotive electric parts, automotive safety products, suspension products and engine components. Our products include alternators and starters, airbags, pretensioners and steering wheels, engine valves and tappets, and rods and shafts for use in shock absorber systems. We have been manufacturing alternators and starters in China since 1997, and according to the China Association of Automobile Manufacturers, in 2009 we ranked second and fourth in sales revenue in the Chinese market for automobile alternators and starters, respectively. Our subsidiary Jinzhou Jinheng has been designing and developing airbags for over 10 years. We believe that we were the largest Chinese brand airbag manufacturer in terms of sales volume in 2009 and the biggest Chinese pretensioner manufacturer. Our subsidiary Jinan Worldwide has been producing engine valves and tappets for over 50 years. We believe we are now one of the largest manufacturers of engine valves and tappets in China in terms of sales volume. Our subsidiary Jinzhou Wanyou is supplying rods and shafts to suspension system manufacturers worldwide. We believe that we are one of the largest independent suppliers of rods and shafts for suspension system manufacturers in the world in terms of sales volume.

Our products are used in a wide range of passenger and commercial automobiles, and we are especially focused on the fast-growing small- to-medium sized engine passenger vehicle market. We sell our products primarily within China to well-known domestic and international automobile original equipment manufacturers, or OEMs, engine manufacturers and automotive parts suppliers. We are increasingly exporting our products to international markets.

For more information, please contact:

Patrick Sun
Director of Investor Relations
Tel: +86-10-8478-5339
Cell: +86-186-1119-1246
Cell: +1-646-736-7588
Email: ir@watg.cn